Exhibit 99.2

84 Waterford Drive
Marlborough, MA 01752-7010

Tel: 508-481-6700
Fax: 508-481-7683
www.sepracor.com

NEWS RELEASE

Contact:

Jonaé R. Barnes

Sr. Vice President, Investor Relations and

Corporate Communications

Sepracor Inc.

(508) 481-6700

SEPRACOR ANNOUNCES STRATEGIC CORPORATE RESTRUCTURING AND WORKFORCE
REDUCTION PLAN IN ADDITION TO 2009 FINANCIAL GUIDANCE

Corporate Restructuring and Workforce Reduction Plan

•      Overall planned operating expense reduction of approximately $210.0 million, of which approximately $20.0 million of cost savings was realized in the fourth quarter of 2008 and approximately $190.0 million is expected in 2009

•      Overall reduction in Sepracor workforce of approximately 20% or approximately 530 positions: approximately 180 corporate positions and approximately 350 field-based positions

•      Additional elimination of approximately 410 contract sales organization (CSO) sales representative positions

•      Sepracor sales positions after the corporate restructuring will total approximately 1,325

•      Restructuring plan includes implementation of new customer-centric commercial model

2009 Financial Guidance

•      Projected non-GAAP earnings per share (EPS) range for 2009 is $2.10 to $2.70 per diluted share based on 116 million shares outstanding, a 50.0% increase (using midpoint range of guidance) compared to 2008*

•      Projected 2009 full-year revenue range is $1,150.0 million to $1,250.0 million, a decrease of 7.1% or $92.3 million (using midpoint range of guidance) compared to 2008

*See below under the heading “Use of non-GAAP Financial Measures” for a discussion of Sepracor’s use of non-GAAP financial measures.  Attached is a reconciliation of GAAP (U.S. generally accepted accounting principles) to non-GAAP calculations.

MARLBOROUGH, Mass., Jan. 28, 2009 — Sepracor Inc. (Nasdaq: SEPR) today announced a strategic corporate restructuring and workforce reduction plan along with financial guidance for 2009. In a separate press release issued today, Sepracor also announced its consolidated financial results for the fourth quarter and full-year ended December 31, 2008. Sepracor’s executive management will host a conference call to discuss in detail the Company’s financial results, corporate restructuring plan and financial guidance on January 29, 2009 at 8:30 am ET.

“This is a challenging economic time for the country and the pharmaceutical industry, and it has become necessary for us to proactively adapt to these changes so that we can continue to be competitive in this rapidly-changing environment,” said Adrian Adams, President and Chief Executive Officer.  “We deeply regret the hardship that this strategic restructuring plan will impose on the affected employees, but we believe that the plan announced today is necessary and the right course of action to streamline our operations into a more efficient and flexible business that will be better positioned to leverage our product franchises, advance our exciting research and development pipeline and allow us to continue to pursue synergistic corporate development and licensing opportunities.”

One of the key drivers of this strategic restructuring plan is to develop a more customer-focused, competitive and cost-effective commercial model that more closely aligns with the current and projected health care environment. This has resulted in a decision to reduce the corporate workforce to become a more nimble and efficient business going forward and to streamline the structure of the sales force organization and form business units with geographically tailored field teams that have a regional profitability focus and sole territory product ownership. Sepracor intends to reduce its workforce by approximately 20% or approximately 530 positions: approximately 180 are corporate positions and approximately 350 are field-based positions. In addition, there will be the elimination of approximately 410 CSO sales representative positions. In total, Sepracor sales positions will be reduced to approximately 1,325.  These reductions, together with other anticipated cost-savings initiatives across the organization, have resulted in Sepracor projecting a reduction in operating expenses of approximately $210.0 million, of which approximately $20.0 million of cost-savings was realized during the fourth quarter of 2008 and approximately $190.0 million is expected in 2009.

For the full-year 2009, Sepracor projects revenues to be in the range of $1,150.0 million to $1,250.0 million, representing a 7.1% decrease using the midpoint of its 2009 guidance range, compared with 2008. Sepracor’s primary reasons for reducing its 2009 revenue projections relate to uncertainties with respect to the health care and competitive environment, potential increased generic competition in the markets in which Sepracor competes and a potential adjustment period as Sepracor strives to became a more efficient and profitable organization. Sepracor expects non-GAAP EPS for the full-year 2009 to be in the range of $2.10 to $2.70 per diluted share, an approximate 50.0% increase over 2008, using the midpoint of the 2009 guidance range. Sepracor’s key financial ratios, which are operating expenses measured against revenues, improved during 2008 and the Company expects they will continue to improve during 2009. Sepracor projects its non-GAAP research and development expense will be approximately $210.0 million in 2009, or approximately 17.5% of its projected 2009 revenues using the midpoint of its 2009 guidance range, a reduction of approximately $27.0 million, or 11.4%, compared to 2008.  Sepracor projects its sales, marketing and general administrative expense will be approximately $600.0 million in 2009, or approximately 50.0% of its projected 2009 revenues using the midpoint of its 2009 guidance range, a reduction of approximately $160.0 million, or 21.1%, compared to 2008. For the purposes of calculating 2009 non-GAAP EPS guidance, the Company has made no adjustments to the revenues or sales, marketing and general administrative expense guidance discussed above.

Sepracor expects to record one-time restructuring charges of approximately $20.0 million to $23.0 million in the first quarter of 2009 related to its workforce reduction. The Company’s estimated restructuring charges are based on a number of assumptions.  Actual results may differ materially and additional charges not currently expected may be incurred in connection with, or as a result of, the restructuring plan.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving large and growing markets and unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Currently marketed products include LUNESTA® brand eszopiclone, XOPENEX® brand levalbuterol HCl Inhalation Solution, XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol, BROVANA® brand arformoterol tartrate Inhalation Solution, OMNARIS™ brand ciclesonide Nasal Spray and ALVESCO® brand ciclesonide HFA Inhalation Aerosol. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Use of non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Sepracor is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP).  The use of and emphasis on non-GAAP financial metrics are discouraged by governing regulatory agencies and companies are required to explain why non-GAAP financial metrics are relevant to management and investors.  We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts.  Specifically with respect to the exclusion of amortization of intangible assets from GAAP net income, purchased intangible assets relate primarily to core and developed technology of acquired businesses.  We consider these charges non-cash in nature and unrelated to our core operating performance, and use of this non-GAAP measure allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.  Our management uses all of these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods.  These measures are also used by management in its financial and operational decision-making.  There are limitations associated with reliance on these non-GAAP financial metrics because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging.  By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

We expect to continue to incur for the foreseeable future significant expenses similar to the non-GAAP adjustment for amortization of intangible assets described in the attached reconciliation of GAAP to non-GAAP measures, as well as imputed interest expense related to discounted future payments under license agreements which are also excluded from GAAP net income as described above.  In addition, our 2009 EPS guidance is adjusted to exclude interest expense associated with our 0% convertible subordinated notes due 2024, or 2024 Notes, as required under FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).  We also expect to continue to incur this interest expense for the foreseeable future and exclude it from GAAP net income as described above. The exclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.  Some of the material limitations in relying on this non-GAAP financial measure are that while amortization of intangible assets does not directly affect our current cash position, such expenses represent the declining value of technology and other intangible assets we have acquired over their respective expected economic lives. The expense associated with this decline in value is excluded from non-GAAP financial measures, and therefore the non-GAAP financial measures do not reflect the costs of acquired intangible assets.  In addition, while the interest expense on our 2024 Notes and imputed interest expense that are excluded relate to non-cash interest charges and do not directly affect our current cash position, such amounts will eventually be paid by us under the 2024 Notes and relevant license agreements, as the case may be, and are a necessary element of our costs and ability to generate profits. Therefore any measure that excludes imputed interest expense and interest expense on our 2024 Notes has material limitations.  We compensate for these limitations by using the non-GAAP measures that exclude associated amortization of intangible assets, imputed interest expense from discounted future payments under license agreements and interest expense on our 2024 Notes as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to Sepracor’s corporate restructuring and workforce reduction plan, including the planned overall reduction of Sepracor workforce of approximately 180 corporate positions and approximately 350 field-based positions and the elimination of approximately 410 CSO sales representative positions; Sepracor’s sales positions being reduced to approximately 1,325; future profitability; 2009 guidance with respect to revenue, EPS and sales, marketing and general administrative expenses, and research and development expenses; Sepracor being able to achieve a customer-focused, competitive and cost-effective commercial model and continue to be competitive; the restructuring plan resulting in a projected reduction in operating expenses of approximately $190.0 million in 2009; and the restructuring plan resulting in a more nimble, efficient and flexible business that will position Sepracor to better leverage its product franchises, advance its research and development pipeline and allow it to continue to pursue synergistic corporate development and licensing opportunities.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Sepracor’s ability to successfully implement its corporate restructuring and workforce reduction plan and reduce expenses; the impact of the corporate restructuring and workforce reduction on Sepracor’s business, including a potential adverse impact on revenues and Sepracor’s corporate development and licensing activities; unanticipated charges not currently contemplated that may occur as a result of the reduction in workforce and other anticipated cost-saving initiatives across the organization; the ability of Sepracor to attract and retain qualified personnel; and certain other factors that may affect future operating results, which are detailed in Sepracor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Securities and Exchange Commission and other reports filed with the SEC.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Lunesta, Xopenex, Xopenex HFA and Brovana are registered trademarks of Sepracor Inc. Omnaris is a trademark and Alvesco is a registered trademark of Nycomed GmbH.

In conjunction with this press release and the Fourth Quarter and Full-Year 2008 Operating Results press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on January 29, 2009.  To participate via telephone, dial (651) 291-0900, referring to access code 982103.  Please call ten minutes prior to the scheduled conference call time.  For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call. A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for one week. To replay the call, dial (320) 365-3844, access code 982103. A replay of the web cast will be archived on the Sepracor web site in the For Investors section.

A reconciliation of GAAP to non-GAAP measures follow.

Sepracor Inc.

Reconciliation of GAAP to non-GAAP Guidance Measures

(Unaudited)

(In thousands, except per share amounts)

	Twelve months ended
	December 31, 2009
		EPS - Low	EPS - High

Guidance non-GAAP diluted income per common share 2009		$2.10	$2.70

Special Items:
Research and development milestone payment*	(20,000)	(0.17)	(0.17)
Arrow royalty buyout	(61,400)	(0.53)	(0.53)
Restructuring	(23,000)	(0.20)	(0.20)

Recurring non-GAAP adjustment:
Cost of goods sold - amortization of intangible assets	(8,220)	(0.07)	(0.07)
Amortization of intangible assets	(5,858)	(0.05)	(0.05)
Imputed interest on acquired intangible assets	(12,247)	(0.11)	(0.11)
Interest expense related to FASB Staff Position APB 14-1	(16,397)	(0.14)	(0.14)

Total special items and recurring non-GAAP adjustment before income taxes	$(147,122)	(1.27)	(1.27)

Income tax expense	(37,500) - (63,000)	(0.32)	(0.54)
Guidance diluted income per common share 2009, under GAAP		$0.51	$0.89

Weighted average shares outstanding - diluted 2009	116,000

*2009 GAAP research and development expenses are projected to be approximately $230.0 million as compared to Non-GAAP research and development expenses of approximately $210.0 million. The difference is an anticipated $20.0 million milestone payment that is likely to be made during 2009.